Exhibit 5.1

November 4, 2014

Board of Directors

II-VI Incorporated

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Ladies and Gentlemen:

We have acted as counsel to II-VI Incorporated, a Pennsylvania corporation (the “Corporation”), in connection with the proposed issuance by the Corporation of an aggregate of 3,000,000 shares (the “Shares”) of the Corporation’s common stock, no par value (the “Common Stock”), pursuant to the terms of the II-VI Incorporated Amended and Restated 2012 Omnibus Incentive Plan (the “Plan”).

In connection with such proposed issuance, we have examined the Plan, the Amended and Restated Articles of Incorporation of the Corporation, the Amended and Restated By-Laws of the Corporation, as amended, the relevant corporate proceedings of the Corporation, the Registration Statement on Form S-8 (the “Registration Statement”) covering the issuance of the Shares pursuant to the Plan, and such other documents, records, certificates of public officials, statutes and decisions as we consider necessary to express the opinions contained herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Corporation.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and, subject to the receipt of shareholder approval of the Plan at the Corporation’s Annual Meeting of Shareholders to be held on November 7, 2014, when the Shares have been duly issued and delivered pursuant to the terms of the Plan, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to the applicability or compliance with or effect of federal law or the law of any other jurisdiction other than the Pennsylvania Business Corporation Law of 1988, as amended.

This opinion has been prepared for your use in connection with the issuance of the Shares under the Plan, and speaks as of the date hereof. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify the opinions expressed herein. It is understood that this opinion is to be used only in connection with the issuance of the Shares while the Registration Statement is in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

BUCHANAN INGERSOLL & ROONEY PC

By:	/s/ Jennifer R. Minter
Jennifer R. Minter

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